Exhibit 11.01


                            DIGITAL LINK CORPORATION
                STATEMENT OF COMPUTATION OF NET INCOME PER SHARE
                (In thousands, except per share data, unaudited)


                                                             Quarter Ended

                                                       March 31,       March 31,
                                                         1996            1995
                                                         ----            ----
Primary:

Net income                                              $  556          $1,243
                                                        ======          ======

Weighted average number of shares from:
      Common shares outstanding                          9,007           8,659
      Common equivalent shares from
         stock options outstanding                         345             786
                                                        ------          ------

Common and common equivalent
    shares used in computing per
    share amounts                                        9,352           9,445
                                                        ======          ======

Net income per share                                    $ 0.06          $ 0.13
                                                        ======          ======


Note: There is no material difference in the computation of net income per share on a fully diluted basis.